                                                                     EXHIBIT 5.1

                         (WILLIAM F. BOYD LETTER HEAD)

September 16, 2003

COEUR D'ALENE MINES CORPORATION
400 Coeur d'Alene Mines Building
505 Front Avenue
Coeur d'Alene, Idaho 83814

         Re: Coeur d'Alene Mines Corporation

Ladies and Gentlemen:

         I have acted as counsel for Coeur d'Alene Mines Corporation, an Idaho corporation (the "Company"), in connection with the underwritten public offering of up to 23,730,250 shares (the "Shares") of the Company's common stock, par value $1.00 per share (the "Common Stock"), pursuant to the Registration Statement of the Company on Form S-3 (File No. 333-101434), as amended, and as supplemented by a preliminary prospectus supplement filed on September 4, 2003 and a prospectus supplement filed on September 11, 2002, each filed with the Securities and Exchange Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the "Registration Statement"), consisting entirely of Shares to be issued by the Company and including 3,095,250 shares of Common Stock for which the underwriters have exercised an option to purchase to cover any over-allotments.

         For the purposes of the opinions set forth below, I have examined and am familiar with the proceedings taken and proposed to be taken by the Company in connection with the issuance and sale of the Shares. I have also made such other factual and legal inquiries and examinations as I deemed necessary and appropriate under the circumstances. In arriving at the following opinions, I have relied, among other things, upon my examination of such corporate records of the Company and certificates of officers of the Company and of public officials and such other documents as I have deemed appropriate. In such examination, I have assumed the genuineness of all signatures,

Coeur d'Alene Mines Corporation
September 16, 2003
Page 2

the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. With respect to agreements and instruments executed by natural persons, I have assumed the legal competency of such persons.

         Based upon the foregoing examination and in reliance thereon, I am of the opinion that the Shares, when issued and sold pursuant to the Registration Statement and in accordance with the terms of the underwriting agreement among the Company and the underwriters named therein, will be validly issued, fully paid and nonassessable.

         I render no opinion herein as to matters involving the laws of any jurisdiction other than the United States of America and the General Corporation Law of the State of Idaho. This opinion is limited to the effect of the present state of the laws of the United States of America and the State of Idaho and the facts as they presently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or in such facts.

         I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption "Legal Matters" in the prospectus supplement that forms a part of the Registration Statement . In giving these consents, I do not thereby admit that I am within 7 of the Securities Act or the rules and regulations promulgated by the Commission under the Securities Act.

                                      Very truly yours,

                                      /s/ William F. Boyd
                                      William F. Boyd

WFB:cac